Exhibit 19.1

SECURITIES TRADING POLICY

Purpose
This Securities Trading Policy (this “Policy”) provides standards with respect to transactions in the securities of Valaris Limited (together with its subsidiaries, “Valaris” or the “Company”) or the Company’s Business Partners (as defined below) and the handling of material non-public information about the Company or its Business Partners. All directors, officers and employees of the Company (the “Covered Individuals”) are subject to the provisions of this Policy. Appendix A to this Policy contains additional trading restrictions that only apply to persons designated by the General Counsel’s office as Insiders.
As Valaris is a publicly traded company, it is important that Covered Individuals understand the breadth of activities that constitute illegal insider trading and the associated severe penalties and consequences. This Policy provides guidelines designed to prevent insider trading, or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is the Covered Individual’s obligation to understand and comply with this Policy.
Any questions regarding this Policy and the procedures set forth herein should be directed to the General Counsel’s office.
Persons Covered by this Policy
In addition to the Company’s directors, officers and employees, the Company may determine from time to time that other persons should be subject to this Policy, such as, consultants, and independent contractors, in which case such other persons shall also be considered Covered Individuals.
This Policy applies to Covered Individual’s family members who reside with the Covered Individual (including a spouse, child, adopted child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Individual’s household (other than domestic employees or tenants), and any family members who do not live in the Covered Individual’s household but whose transactions in Company Securities (as defined below) are directed by the Covered Individual or are subject to the Covered Individual’s influence or control, such as parents or children who consult with the Covered Individual before they trade in Company Securities (collectively referred to as “Family Members”).
Each Covered Individual is responsible for the transactions of their Family Members, and the Covered Individual should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Covered Individual’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Covered Individual or the Covered Individual’s Family Members.
In addition to Family Members, the restrictions set forth in this Policy apply equally to any entity over which the Covered Individual or such Covered Individual’s Family Members exercise or share investment control or influence, such as a partnership or family trust. Such entities and Family Members are herein collectively referred to as “Related Parties.”

Exhibit 19.1

Covered Individuals are responsible for their Related Parties’ compliance with this Policy.
Trading on Inside Information Prohibited
Any Covered Individual or Related Parties who possesses material, non-public information about the Company or its securities is considered an insider as to that information. It is a serious violation of federal and state securities laws, and of this Policy, for any Covered Individual or Related Parties to (a) buy sell, or gift or otherwise engage in a transaction in shares, options to purchase shares or other equity securities of the Company (collectively, “Equity Securities”) or any other securities of the Company (together with the Equity Securities, the “Company Securities”) while in possession of material non-public information relating to the Company or (b) engage in any other action to take advantage of such information or to pass it on to others. Likewise, the Company may be subject to liability if it fails to take reasonable steps to prevent insider trading violations.
In addition, this Policy prohibits Covered Individuals, who in the course of working for the Company learn of material non-public information about a publicly-traded company with which the Company has a business relationship (including customers, vendors, managers, partners, and entities with which the Company may be negotiating a transaction) (collectively, “Business Partners”) or such Business Partner’s securities, from trading, directly or indirectly through Related Parties, in that Business Partner’s securities until the information becomes public or is no longer material. Covered Individuals should also be aware that insider trading includes situations where, among other things, the individual trades in the securities of other companies (including any of the Company’s competitors) based on material non-public information concerning the Company that the individual is aware of. For example, in a recent SEC enforcement action, a Covered Individual had material non-public information that his company was engaging in a confidential transaction with Company B which, when publicly announced, impacted the price of securities of Company C. The Covered Individual traded in the securities of Company C, profited from the trade, and was convicted of insider trading charges.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are no exception to this Policy. In addition, insider trading laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Company’s and the Covered Individual’s reputation for adhering to the highest standards of ethical conduct.
Covered Individuals are prohibited from communicating material non-public information of the Company to other persons (a practice known as “tipping”) before its public disclosure and dissemination by the Company. Tipping is tantamount to insider trading. Covered Individuals must exercise care when speaking with other Company personnel who do not have a “need to know” and when communicating with family, friends and others who are not associated with the Company, even if such persons are subject to this Policy. To avoid even the appearance of impropriety, Covered Individuals should refrain from discussing Company business or prospects or making recommendations about buying, selling, gifting, or otherwise engaging in a transaction in Company Securities or the securities of the Company’s Business Partners.
Laws regarding insider trading and similar offenses differ from country to country. Covered Individuals and their Related Parties are required to comply with this Policy even if laws in the country where they are located are less restrictive.

Exhibit 19.1

Insider Trading – Key Concepts
Material Information. Material information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell a security — in short, any information which could reasonably affect the price, either favorably or unfavorably, of a security.
There is no bright-line standard for assessing materiality; rather, materiality determinations are based on an assessment of all the facts and circumstances. While it is not possible to provide an exhaustive list, the following are some examples of information that would ordinarily be considered material:
i.financial results, especially quarterly and year-end earnings, and significant changes in financial results or liquidity;
ii.projections of future earnings or losses or other guidance on financial results;
iii.material defaults under financings or other agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
iv.(iv) a change in dividend policy, the declaration of a stock split, the repurchase of securities, or the public or private issuances of additional equity or debt securities;
v.news of a pending or proposed corporate acquisition, disposition or other significant business combination;
vi.significant developments in litigation, regulatory proceedings, or investigations;
vii.the gain or loss of a significant customer contract;
viii.impending bankruptcy or the existence of severe liquidity problems;
ix.major environmental incidents;
x.significant disruption to the Company’s operations or significant loss or potential loss of the Company’s assets or property, including a breach or unauthorized access of the Company’s information technology infrastructure;
xi.significant changes in directors, management, or auditors; and
xii.the imposition of a ban or blackout on trading in Company Securities or the securities of another company
Federal, state and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight. If a Covered Individual is unsure whether information is material, the individual should consult the General Counsel’s Office if there are any questions.
Non-public Information. Non-public information is any information that has not already been disclosed generally to the public. It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors, even if those rumors are accurate. Also, information would not be considered public if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment should be considered non-public information unless such information is disclosed in an official release by the Company in a widely disseminated press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a publicly available Company webcast or similar broadcast.

Exhibit 19.1

Once information is widely disseminated to the public, it is still necessary to afford the market with sufficient time to absorb the information. Therefore, a Covered Individual may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. As a general rule, information should not be considered fully absorbed by the market until after the second full trading day following its official release; the Company may determine that a shorter or longer waiting period may be warranted based upon the liquidity of the security and the nature of the information.
Certain Exceptions to this Policy
1.Restricted Share Awards. The vesting of restricted shares and restricted share units, and the related withholding of shares to satisfy tax withholding requirements upon such vesting, are exempt from this Policy. This Policy does apply, however, to any market sale of shares subsequent to such vesting.
2.Stock Option Exercises. The exercise of stock options issued by the Company, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy the tax withholding requirements (but not the sale of any shares issued upon such exercise or purchase), are exempt from this Policy. However, this Policy does apply to the “cashless” exercise of a stock option or any other market sale for the purpose of generating the cash needed to pay the exercise price of the option.
3.Certain Transfers. Transferring securities to an entity that does not involve a change in the beneficial ownership of the securities (for example, transferring shares from one brokerage account to another brokerage account controlled by the Covered Person).
4.Rule 10b5-1 Plans. The execution of transactions pursuant to a Rule 10b5-1 Plan (defined in the Appendix) that has been reviewed and approved in accordance with the “Guidelines for Rule 10b5-1 Plans” set forth in Appendix B to this Policy.
Exception to Policy - Rule 10b5-1 Plans
Rule 10b5‐1(c) under the Exchange Act provides an affirmative defense against insider trading liability if trades occur pursuant to a written plan, contract, instruction, or arrangement that meets the specified conditions thereunder (a “Rule 10b5-1 Plan”). A purchase, sale, gift or other transaction in Company Securities under a Rule 10b5-1 Plan that has been reviewed and approved in accordance with the “Guidelines for Rule 10b5-1 Plans” set forth in Appendix B to this Policy will not be subject to the trading restrictions described under “Trading on Insider Information Prohibited” in this Policy and under “Securities Trading Blackout Periods” in Appendix A, “Supplemental Securities Trading Restrictions.”
The adoption, amendment, and termination of a Rule 10b5-1 Plan must meet the requirements set forth in Appendix B, “Guidelines for Rule 10b5-1 Plans.”
Penalties and Consequences for Insider Trading
The SEC and the New York Stock Exchange actively monitor securities trading and vigorously pursue claims of insider trading. Personal consequences for the illegal trading of securities can be severe. Besides requiring disgorgement of profits gained or losses avoided, substantial civil and criminal penalties may be assessed for insider trading violations. Potential penalties include (i) civil fines of up to three times the profit gained or loss avoided, (ii) criminal fines for

Exhibit 19.1

individuals of up to USD$5 million and for corporations of up to USD$25 million, and (iii) imprisonment for up to 20 years.
Covered Individuals who violate this Policy may also be subject to discipline by the Company or termination of employment.
Duration of Insider Trading Prohibition
This Policy continues to apply to transactions in Company Securities (or securities of the Company’s Business Partners as applicable) by Covered Individuals and Related Parties even after such Covered Individuals have terminated employment or other services to the Company. If a Covered Individual is in possession of material non-public information concerning the Company or Company Securities or any of the Business Partners or their securities when such Covered Individual’s employment, service or relationship with the Company terminates, the Covered Individual may not trade in Company Securities or securities of Business Partners, as applicable, until that information has become public or is no longer material.
Individual Responsibility and Assistance
The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the Covered Individual. Any action on the part of the Company, any Clearance Officer (as defined in Appendix A) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. It is imperative that Covered Individuals use their best judgment. Any person who has any questions about specific transactions may obtain additional guidance from the General Counsel’s office.
Company Transactions
From time to time, the Company may engage in transactions in Company Securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company Securities.

Exhibit 19.1

Appendix A
Supplemental Securities Trading Restrictions
These Supplemental Securities Trading Restrictions (“Supplemental Restrictions”) only apply to Insiders (as defined below) and their Related Parties, and it supplements this Policy. These Supplemental Restrictions impose additional trading restrictions on directors, officers subject to Section 16 (“Section 16 Officers”) of the U.S. Securities and Exchange Act of 1934 (the “Exchange Act”), and certain other employees of the Company as the Company may determine from time to time (collectively, the “Insiders” and together with their respective Related Parties, the “Insider Group Individual”). Insider Group Individuals must comply with both this Policy and the Supplemental Restrictions.
The General Counsel’s office maintains a current list of Insiders. The General Counsel will notify a Covered Individual when he or she is added to or removed from the Insiders list.
Any questions regarding these Supplemental Restrictions should be directed to the General Counsel’s office.
Securities Trading Blackout Periods
Each Insider Group Individual is prohibited from purchasing, selling, gifting, or otherwise engaging in a transaction in Company Securities during blackout periods as further described below. The restrictions summarized below do not apply to transactions described in this Policy under the section captioned “Certain Exceptions to This Policy.”
Quarterly Blackouts. Insider Group Individuals may not trade in Company Securities for a period beginning at the close of trading on the 15th day of the last month of each fiscal quarter (or if that is not a trading day, then on the immediately preceding prior trading day) and ending after the second full trading day following the release of the Company’s quarterly or annual financial results to the public. The Company generally releases its quarterly results no later than 40 days after the end of the first three calendar quarters and its annual results no later than 60 days after the end of the fourth calendar quarter. By way of example, if the Company’s results are released prior to the start of trading hours on a Thursday, the following Monday would be the first day on which an Insider Group Individual may trade. If, however, the Company’s results are released after the closing of trading hours on a Thursday, the start of trading on the following Tuesday would be the first day on which an Insider Group Individual may trade.
Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by a few or more Insiders. As long as the event remains material and non-public, Insiders notified by the General Counsel (and their Related Parties) are prohibited from trading in Company Securities. An Event-Specific Blackout will continue to remain in effect for notified Insiders and their Related Parties until the General Counsel lifts the Event-Specific Blackout. The circumstances that may trigger an Event-Specific Blackout include, but are not limited to, a transaction, an offering in Company Securities or any other circumstance described in this Policy under the heading “Insider Trading – Key Concepts – Material Information.” The existence of an Event-Specific Blackout will not be announced to the Company as a whole, and should not be communicated to any other person. It is not the Company’s policy to impose special blackout periods every time that material nonpublic information exists or every time that an Insider may be in possession of such information. Therefore, the absence of a notification from the General Counsel of an Event-Specific Blackout will not relieve an Insider Group Individual of the obligation not to trade while aware of material non-public information. If an

Exhibit 19.1

Insider is unsure whether information is material, the individual should consult the General Counsel’s Office if there are any questions.
Additional Prohibited Transactions
Each Insider Group Individual is prohibited in engaging in any of the following activities with respect to Company Securities whether or not in possession of material non-public information:
1. Short Sales. Selling Company Securities short is prohibited. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in share price. Short sales may evidence an expectation on the part of the Insider Group Individual that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce an Insider’s incentive to seek to improve the Company’s performance.
2. Hedging Through Buying or Selling Puts, Calls or Derivatives. Hedging, including the purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is prohibited. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance of the use, or even the appearance of use, of material non-public information.
3. Pledging Company Securities. Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material non-public Information or otherwise is not permitted to trade in Company Securities, Insider Group Individuals are prohibited from holding Company Securities pledging Company Securities as collateral for a loan.
4. Purchases of Company Securities on Margin. Any Company Securities purchased in the open market by an Insider Group Individual must be paid for fully at the time of purchase. The purchase of Company Securities by an Insider Group Individual on margin (borrowing money from a stockbroker to fund the share purchase) is prohibited.
5. Trading in Company Securities on a Short-Term Basis. Short-term trading of Company Securities is prohibited. Short-term trading of Company Securities may be distracting to the Insider and may unduly focus the Insider Group Individual on the Company’s short-term market performance instead of the Company’s long-term business objectives. Accordingly, any Equity Securities purchased in the open market should be held for a minimum of six months.
6. Standing or Limit Orders. Standing and limit orders (except those under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction after an Insider Group Individual has come into possession of material nonpublic information. All Insider Group Individuals are strongly discouraged from placing standing and limit orders. If an Insider Group Individual determines that they must use a standing order or limit order, the order should be used only for a brief period of time and must be cancelled if the Insider Group Individual subsequently obtains material nonpublic information or prior to the start of a blackout period, if applicable.

Exhibit 19.1

A purchase or sale of Company Securities in accordance with a trading plan adopted in accordance with Rule 10b5-1 of the rules promulgated under the Exchange Act (a “Rule 10b5-1 Plan”) and these Supplemental Securities Trading Restrictions will not be deemed to be a violation of this Policy. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Rule 10b5-1 Plans for Insider Group Individuals must be approved by the General Counsel before it is executed by an Insider Group Individual. Further, any modification, termination or suspension of a Rule 10b5-1 Plan must be approved by the General Counsel before it is executed or implemented. Please contact the General Counsel for additional information on Rule 10b5-1 Plan approval.
Authorization Procedures for Insider Group Individuals
The Company has established a Clearance Committee for the review and approval of permitted trading of Company Securities by Insider Group Individuals. The Clearance Committee is composed of the Chief Operating Officer, the Chief Financial Officer, and the General Counsel (or in the case of a request submitted by any of the foregoing Clearance Committee members, the Chief Executive Officer shall take the place of the requesting officer on the Clearance Committee). An Insider Group Individual is required to request Clearance Committee approval of a transaction by submitting an authorization request to the General Counsel or the Senior Legal Counsel who is responsible for assisting in the management of this Policy (each a “Clearance Officer”). Until each member of the Clearance Committee provides authorization for the proposed transaction, such Insider Group Individual will not execute any transaction. If the Insider Group Individual receives authorization, he or she will have until the end of five (5) trading days following the day authorization is received to execute the transaction. If for any reason the transaction is not completed within this period of time, authorization must be obtained again from the Clearance Committee before any transaction in the Company Securities can be executed. Even if a proposed transaction is authorized, an Insider Group Individual is prohibited from entering into a transaction in any Company Securities while in possession of material non-public information relating to the Company.
Transaction authorization is obtained by delivering a completed Securities Trading Authorization Form, which is available from the General Counsel or his or her delegate, to a Clearance Officer by email or hand delivery. The completed Securities Trading Authorization Form should be submitted at least two business days in advance of the intended transaction. The email address for the Clearance Officers is: clearanceofficers@valaris.com.
If authorization is denied, the fact of such denial must be kept confidential by the person requesting such authorization.
Additional Authorization Considerations
1.All Transactions in Company Securities Covered by Authorization Procedures. The authorization requirement applies to all proposed purchases, sales, gifts, and other transactions in Company Securities by Insider Group Individuals. Such persons must also seek authorization for all potential changes in their beneficial ownership of Company Securities. Notwithstanding the foregoing, authorization is not required for trades made pursuant to any 10b5-1 Plan that has been adopted in accordance with Appendix B, “Guidelines for Rule 10b5-1 Plans”.

Exhibit 19.1

2.Former Insider Group Individuals Must Continue to Comply with Authorization Procedures for Six Months from the Day They Are No Longer an Insider. In the event that an Insider retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer an Insider, that person and any Related Party of such person must continue to seek authorization for any proposed transaction in Company Securities with a Clearance Officer for six months from the day he or she ceases being an Insider. Certain SEC reporting requirements may continue to apply during this period.
Additional Reporting Requirements

In addition to compliance with insider trading laws, the authorization procedures set forth above facilitate compliance with certain SEC reporting obligations applicable to Directors and Section 16 Officers (collectively “Insider Filers”) and “Affiliates” (as such term is described below). Except as noted below, the Clearance Officers will assist in preparing and filing most SEC forms for such individuals. Such individuals should be familiar with the following reporting requirements:

1.Section 16 Compliance. All Insider Filers of the Company are required under Section 16 of the Exchange Act to report to the SEC their initial beneficial ownership, and most subsequent changes to their beneficial ownership, of the Equity Securities. In addition to Equity Securities held directly by the Insider Filer, reporting may be required with respect to Equity Securities held indirectly, such as: (1) in the name of the spouse or minor children of the Insider Filer; (2) in the name of other persons who are members of the Insider Filer’s household or financially supported by the Insider Filer (regardless of whether these other persons are related or unrelated to the Insider Filer); (3) by a trust for which the Insider Filer is a trustee or beneficiary; and (4) by a corporation in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions include acquisitions and dispositions of Equity Securities through open market and private purchases and sales, gifts, inheritances, stock option grants and exercises, and share awards under incentive or bonus plans. Furthermore, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of shares to or from a trust, are likewise reportable.
Each Insider Filer should execute a power of attorney giving the Clearance Officers or his designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings. Forms 3, 4 or 5 are not to be filed by the Insider Filer without consulting with a Clearance Officer.
To avoid inadvertently failing to file Section 16 reports, each Insider Filer should instruct their broker(s) not to have dividends on Equity Securities automatically reinvested.
The SEC requires three forms to be used by Insider Filers to satisfy Section 16 reporting requirements:
i.Form 3: Each Insider Filer must file a Form 3 with the SEC, even if they hold no Equity Securities, within ten (10) calendar days of becoming a Director or Section 16 Officer.
ii.Form 4: Insider Filers must file a Form 4 with the SEC within two (2) business days of most changes to their beneficial ownership of Equity Securities, or any

Exhibit 19.1

changes in the beneficial ownership of others whose holdings may be attributed to such person.
iii.Form 5: Insider Filers may have to file a Form 5 with the SEC within forty-five (45) calendar days following the end of each fiscal year of the Company. Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.

If an Insider Filer has any questions or is uncertain about his or her Section 16 reporting obligations, please contact a Clearance Officer.

2.Rule 144 Compliance. Sales of Company Securities by an “affiliate” of the Company must be made in compliance with the provisions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). An “affiliate” of the Company for purposes of Rule 144 is a person that directly or indirectly controls or is controlled by the Company. “Control” is defined as the power to direct or cause the direction of management and policies of the Company, whether through ownership of shares, by contract or otherwise. As such, Valaris considers all Directors of Valaris Limited and executive officers (officers at the level of Senior Vice President and above) to be “Affiliates.” Rule 144 requires that a Form 144 filing be made with the SEC at the time the sale order is placed if the amount of securities being sold exceeds 5,000 shares or has an aggregate sale price in excess of $50,000. In most cases, a Rule 144 filing will be made by the broker involved in the transaction and will only be made by the Company upon specific request. If an Affiliate has any questions or is uncertain about whether a sale transaction must comply with Rule 144, please contact a Clearance Officer.
While the policies and procedures set forth in these Supplemental Securities Trading Restrictions are intended to help Insider Filers and Affiliates comply with the reporting requirements described above, such individuals should recognize that it remains their legal obligation to see that their filings are made correctly and on time, and that they do not engage in unlawful transactions.
Certifications
All Insiders will be required to certify their understanding of and intent to comply with this Policy.

Exhibit 19.1

Appendix B

Guidelines for Rule 10b5-1 Trading Plans

As discussed in this Policy, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Covered Individuals and their respective Related Parties (collectively, “Covered Group Individuals”) must enter into a Rule 10b5-1 Plan for transactions in the Company securities that meets certain conditions specified in Rule 10b5-1. Capitalized terms used in these guidelines without definition have the meaning set forth in this Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Office of General Counsel will interpret and administer these guidelines for compliance with Rule 10b5-1 and this Policy. No personal legal or financial advice is being provided by the Office of General Counsel regarding any Rule 10b5-1 Plan or proposed trades. Covered Group Individuals remain ultimately responsible for ensuring that their Rule 10b5-1 Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Covered Group Individuals consult with their own attorneys or other advisors about any contemplated Rule 10b5-1 Plan.
Note that the Company is required to disclose the material terms of Rule 10b5-1 Plans entered into by directors and Section 16 Officers, other than with respect to price, in the Company’s Form 10-Q or Form 10-K for the quarter in which the Rule 10b5-1 Plan was adopted, modified, or terminated. Please contact the Office of General Counsel for additional information on Rule 10b5-1 Plan approval or any questions regarding these guidelines.
1.Pre-Clearance Requirement. Rule 10b5-1 Plans for Covered Group Individuals must be reviewed and approved in advance by the Clearance Committee in accordance with the clearance procedures set forth in Appendix A, Supplemental Securities Trading Restriction, to this Policy at least 5 trading days prior to the entry into the plan by a Covered Group Individual. The Company may require that you use a standardized form of Rule 10b5-1 Plan.
2.Time of Adoption. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information and not during a blackout period.
3.Plan Instructions. The Rule 10b5-1 Plan must be in writing and signed by the person entering into the Rule 10b5-1 Plan. The plan must either specify the amount, pricing and timing of transactions in advance (either explicitly or through a written formula or algorithm, or computer program, for determining such terms) or delegate discretion on these matters to an independent third party without any material nonpublic information about the Company or its securities. For the avoidance of doubt, once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
4.No Hedging. The person entering into the Rule 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.

Exhibit 19.1

5.Good Faith Requirements. A Rule 10b5-1 Plan must be adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The person adopting the Rule 10b5-1 Plan must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.
6.Certifications for Directors and Officers. Directors and Section 16 Officers (and their Related Parties) must include the following certifications in the Rule 10b5-1 Plan: (1) such person is not aware of any material non-public information about the Company or Company Securities; and (2) such person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
a.For directors or Section 16 Officers (and their Related Parties), the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
b.For those who are not a director or Section 16 Officer (or their Related Parties), 30 days after adoption of the Rule 10b5-1 Plan.
8.No Overlapping Rule 10b5-1 Plans. No more than one Rule 10b5-1 Plan can be effecting trades at a time (except Sell-to-Cover Plans, as defined below). Notwithstanding the foregoing, two separate Rule 10b5-1 Plans can be in effect at the same time (but not trading at the same time) so long as the later-commencing plan meets all the conditions set forth in Rule 10b5-1. Please consult the General Counsel with any questions regarding overlapping plans. In addition, this restriction does not apply to a series of Rule 10b5-1 Plans with different broker-dealers or other agents that are treated as a single Rule 10b5-1 Plan; provided that such plans with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of, and remain collectively subject to, Exchange Act Rule 10b5-1(c)(1).
a.A Sell-to-Cover Plan is not subject to the limitations set forth in paragraph 8. A “Sell-to-Cover Plan” is a contract, instruction, or plan that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock, restricted stock units or stock appreciation rights (but not options), and the person adopting the Rule 10b5-1 Plan does not otherwise exercise control over the timing of such sales. Prior to adoption, a Sell-to-Cover Plan must meet all other requirements set forth in the Supplemental Restrictions, other than the limitations set forth in paragraphs 8 and 9.
9.Single Transaction Plans. Other than a Sell-to-Cover Plan as described in paragraph 8 above, an individual may not enter into more than one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to

Exhibit 19.1

effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Modifications to terms impacting the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Plan and the adoption of a new Rule 10b5-1 Plan. As such, any Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Plan. Further, any modification, termination or suspension of a Rule 10b5-1 Plan must be approved in advance by the Clearance Committee in accordance with the clearance procedures set forth in these guidelines and Appendix A, Supplemental Securities Trading Restriction, to this Policy before it is executed or implemented. If a Covered Group Individual is considering administerial changes to a Rule 10b5-1 plan, such as changing the account information, the person should consult with the General Counsel in advance to confirm that any such change does not constitute an effective termination of the plan.